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                                 EXHIBIT 11.1

                        TSI INTERNATIONAL SOFTWARE LTD.

                       COMPUTATION OF EARNINGS PER SHARE

                                                    Three Months Ended          Six Months Ended
                                                         June 30,                    June 30
                                                 -------------------------   -----------------------
                                                     1999          1998         1999         1998
                                                 -----------   -----------   ----------   ----------

Weighted average common shares
 outstanding                                      25,373,556    19,083,134   24,106,210   18,585,872

Dilutive effect of stock options
 and Warrants                                             --     3,784,146           --    3,675,404
                                                 -----------   -----------   ----------   ----------

Weighted average common and common
 equivalent shares outstanding
 - Diluted                                        25,373,556    22,867,280   24,106,210  22,261,276

Net Income

Per Share Amount - Basic                          $    (0.18)   $     0.70   $    (0.20) $     0.11
                 - Diluted                        $    (0.18)   $     0.50   $    (0.20) $     0.09

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